                                                                EXHIBIT 1.A.5(a)

                                                                           NEV-5

                                                       New England Variable Life
                                                       Insurance Company

Variable Life Policy

Insured:    JOHN ALDEN

Policy Number:  SPECIMEN

Face Amount:  $10,000

Plan:  VARIABLE ORDINARY LIFE


New England Variable Life Insurance Company Agrees to pay the Death Benefit of this Policy to the Beneficiary on receipt of proof of the death of the Insured; and to provide the other rights and benefits of the Policy.

These agreements are subject to all the provisions of the Policy.

Signed on the Date of Issue for the Company at its Administrative Office, 501 Boylston Street Boston, MA 02117


Robert A. Shafto
/s/
President

H. James Wilson
/s/
Secretary


Variable Life Policy
 .     The Death Benefit is payable at the death of the Insured.
 .     Premiums are payable to the Company for a specified period.
 .     Unscheduled Payments can be made.
 .     Values and benefits are affected by investment performance.
 .     The Policy does not participate in Dividends.

Please Read Your Policy Carefully
This Policy is a legal contract between you and the Company.

The Death Benefit on the Policy Date will be equal to the Face Amount shown in
Section 1. Thereafter, the Death Benefit can vary from day to day. It can increase or decrease, depending on separate investment account performance; but it will not be less than the Face Amount See Section 11.

The Cash Value of this Policy can vary from day to day. It can increase or decrease, depending on separate investment account performance. See Section 10.

Right to Return the Policy
When this Policy is issued, you should examine it. You can return the Policy to the Company or its Agent for any reason within the latest of: (a) 10 days after you receive it from the Company; (b) 45 days after Part I of the Application is signed; and (c) 10 days after the Company mails the separate Notice of Withdrawal Right. If you do, the Policy will be cancelled. The Company will refund an amount equal to any premium paid plus any Unscheduled Payment made. The Policy will then be void from the beginning.

Policy Provisions                        Alphabetical Guide

Section                               Section

 1   Policy Schedule              1, 4   Age of Insured
 2   Tabular Values                 14   Assignments
 3   Surrender charges               5   Automatic Premium Payment
 4   Contract                       14   Beneficiary
 5   Premiums                       15   Benefits, Payment of
 6   Unscheduled Payments            4   Claims of Creditors
 7   The Variable Account            4   Contestable
 8   Nonpayment of Premiums          4   Contract
 9   Reinstatement After Lapse      10   Cost of Insurance
10   Cash Value of the Policy     1, 4   Date of Issue
11   Death Benefit                1, 4   Date, Policy
12   Policy Loans                   11   Death Benefit
13   Exchange of Policy             13   Exchange of Policy
14   Owner and Beneficiary           1   Face Amount
15   Payment of Benefits             8   Fixed Extended Term Insurance
16   Payment Options                 8   Fixed Paid-Up Insurance
17   Life Income Tables              5   Grace Period
 .   Riders, if any                 10   Investment Return
 .   Copy of the Application         8   Lapse Options
 .   Amendments and              15,16   Life Income Options
     Endorsements
                                    17   Life Income Tables
                                     1   Loan Interest Rate
                                    12   Loans, Policy
                                    10   Net Cash Value
                                     8   Nonpayment of Premiums
                                    10   Monthly Deduction
                                    14   Owner
                                    10   Partial Surrender
                                    10   Partial Withdrawal
                                    16   Payment Options
                                     4   Periodic Reports
                                    12   Policy Loan Balance
                                     4   Postponement of Payments
                                     5   Premiums
                                     9   Reinstatement
                                     1   Schedule, Policy
                                     7   Sub-Accounts
                                     4   Suicide
                                     3   Surrender Charge
                                 3, 10   Surrender of the Policy
                                     2   Tabular Value
                                     6   Unscheduled Payments
                                     7   Variable Account
                                     8   Variable Paid-Up Insurance

1.   Policy Schedule

Owner and Beneficiary: As named in the Application or as later changed. See the Owner and Beneficiary Section of the Policy.

Insured:  JOHN ALDEN             Age and Sex:  35 MALE

Policy Number:  SPECIMEN         Policy Date:  APRIL 1, 1988

Face Amount:  $10,000            Date of Issue:  APRIL 1, 1988

Plan:  VARIABLE ORDINARY LIFE    POLICY LOAN INTEREST RATE:  6%
                                 BASIS OF VALUES INTEREST RATE: 5%

Policy Class:  SMOKER STANDARD   DEATH BENEFIT OPTION:  1

SCHEDULE OF BENEFITS

     VARIABLE ORDINARY LIFE      $10,000

SCHEDULE OF ANNUAL PREMIUMS

POLICY YEARS        LIFE

FOR LIFE            $198.10
                                  ANNUAL         SEMI-ANNUAL         QUARTERLY

TOTAL PREMIUM ON POLICY DATE     $198.10           $102.02            $52.00

TABLE OF NET ANNUAL PREMIUMS (AMOUNT INVESTED)

BEGINNING OF
POLICY YEAR         NET PREMIUM
1 THRU 15           $131.65
THEREAFTER          $140.24

ANNUAL ADMINISTRATIVE CHARGE (REFLECTED IN NET PREMIUM)  $55.00

New England Variable Life Insurance Company      Kernan F. King
                                                /s/
                                                Secretary

2.   TABULAR VALUES

INSURED:  JOHN ALDEN             AGE AND SEX:  35 MALE

POLICY NUMBER:  SPECIMEN         FACE AMOUNT:  $10,000
                                 PLAN:  VARIABLE ORDINARY LIFE

Tabular Values are used to determine the Death Benefit and the partial withdrawal available for Death Benefit Option 2.

The amounts shown in this table assume that: an annual premium has been paid on the first day of each policy year; no Unscheduled Payment has been made; no partial surrender has been made; no partial withdrawal has been made; there is no Policy Loan Balance; the cost of insurance rates are equal to the maximum guaranteed rates; and the Actual Investment Return is equal to the Base Investment Return. The actual Tabular Values will reflect the frequency of premium payment in effect.

     End of                           End of
     Policy                           Policy
      Year        Tabular Value       Year         Tabular Value

        1            $104.20          16             $2,142.10
        2             216.50          17              2,310.80
        3             332.40          18              2,482.00
        4             451.90          19              2,655.40
        5             574.90          20              2,830.30
        6             701.30       25 Age 60          3,727.00
        7             830.70       30 Age 65          4,647.50
        8             963.40       35 Age 70          5,538.50
        9           1,099.10
       10           1,237.90
       11           1,379.40
       12           1,524.10
       13           1,671.90
       14           1,822.70
       15           1,976.40



New England Variable Life Insurance Company      Kernan F. King
                                                 /s/
                                                 Secretary

3.   SURRENDER CHARGE

INSURED:  JOHN ALDEN             AGE AND SEX:  35 MALE

POLICY NUMBER:  SPECIMEN         FACE AMOUNT:  $10,000

                                 PLAN:  VARIABLE ORDINARY LIFE


A Surrender Charge will be deducted from partial surrender, full surrender and lapse transactions during the first 15 policy years. The Surrender Charge is equal to a Deferred Administrative Charge plus a Deferred Sales Charge.

The Deferred Administrative Charge for the first 10 years is shown in the table on the next page; the Charge is level throughout each of these policy years. The Charge for the last policy month of each of years 11 through 15 is shown in the table on the next page; the Charge for other months will reflect the number of completed policy months in the year of surrender or lapse.

The Maximum Deferred Sales Charge is equal to a percent of the Basic Premium for policy year one. The percent will depend on the year in which the Charge is applied. The percentages for years I through 10 are given in the table on the next page; this Charge is level throughout each of these years. Beginning with the first month of the eleventh year, the percentage will decrease each month by 1/60 of the percentage shown for year 10 until the end of the fifteenth year.

The Basic Premium is equal to: the number of premiums due each policy year; TIMES the premium for the Policy less the administrative charge and less any substandard premium.


New England Variable Life Insurance Company      Kernan F. King
                                                 /s/
                                                 Secretary

3.   SURRENDER CHARGE

INSURED:  JOHN ALDEN             AGE AND SEX:  35 MALE

POLICY NUMBER:  SPECIMEN         FACE AMOUNT:  $10,000

                                 PLAN:  VARIABLE ORDINARY LIFE


                                                       Maximum
      Year of                 Deferred                 Deferred
   Surrender or            Administrative               Sales
       Lapse                   Charge                   Charge

         1                     $50.00                     24%
         2                      40.00                     28
         3                      30.00                     32
         4                      20.00                     36
         5                      10.00                     40
         6                                                44
         7                                                48
         8                                                52
         9                                                56
        10                                                60


New England Variable Life Insurance Company      Kernan F. King
                                                 /s/
                                                 Secretary

4.   Contract

The Contract
This Policy is a legal contract between the Owner of the Policy (called "you") and New England Variable Life Insurance Company, a Delaware corporation, (called "the Company"). The Policy, which includes the attached Application, is the entire contract between you and the Company. All Riders are listed in Section 1. No change in or waiver of the provisions of the Policy is valid unless the change or waiver is signed by the President or the Secretary of the Company.

Payments Under the Contract
All contract amounts are in dollars of the United States of America. Payments by the Company under the contract will be made at the Administrative Office of the Company. The obligations of the Company are subject to all payments made and actions taken by the Company under the Policy before receipt by the Company at its Administrative Office of proof of death of the Insured.

Dates
Policy years, months and anniversaries are all measured from the Policy Date. The contestable and suicide periods start on the Date of Issue. The Policy Date and the Date of Issue are both shown in Section 1.

Not Contestable After Two Years
Insurance is issued by the Company in reliance on the statements made in the Application for the insurance. Those statements are representations; they are not warranties. No statement can be used to contest or rescind insurance or to defend against a claim unless contained in the Application for the insurance. The insurance issued under this Policy will not be contestable after it has been in force during the life of the Insured for two years from the Date of Issue.

Suicide Within Two Years
If the Insured dies by suicide within two years from the Date of Issue, the Death Benefit will be limited to: the amount of the premiums paid; plus the amount of any Unscheduled Payments; less the amount of each partial surrender; less the amount of each partial withdrawal; less any Policy Loan Balance on the date of death.

Age of Insured

The age of the Insured on the Policy Date and on policy anniversaries means the age at the nearest birthday of the Insured. Between anniversaries, age means age on the last anniversary plus elapsed time. If the age or sex of the Insured has not been correctly stated in the Application, the values and benefits will be the amounts which the premiums and Unscheduled Payments paid would have purchased for the correct age and sex.

Claims of Creditors
The Policy and payments under it will be exempt from the claims of creditors to the extent allowed by law.

Basis of Values
"1980 CSO" means Commissioners 1980 Standard Ordinary; it is used to describe mortality tables. The B Tables are weighted 80 per cent male and 20 per cent female. The Policy Class and issue basis are shown in Section 1. Unisex issues provide the same rates, benefits and values for males and females.

If the Policy Class is Nonsmoker Standard or Nonsmoker Rated Class, the table is the 1980 CSO Nonsmoker Table; Table B is used for a unisex issue.

If the Policy Class is Smoker Standard or Smoker Rated Class, the table is the 1980 CSO Smoker Table; Table B is used for a unisex issue.

If the Policy Class is Automatic Issue, the table is the 1980 CSO Table B.

If the age of the Insured on the Policy Date is less than 20, the table is: the 1980 CSO Table until the policy anniversary on which the Insured is age 20; and then the 1980 CSO Smoker Table. The B Tables are used for a unisex issue.

Reserves and Cash Values are not less than those based on the mortality table for this Policy. Reserves are not less than reserves computed by the Commissioners Reserve Valuation Method. Net single premiums, Fixed and Variable Paid-Up Insurance and Fixed Extended Term Insurance are based on the mortality table for this Policy. Curtate monthly functions are used. Interest is compounded monthly at the annual effective rate shown in Section 1. (See the Basis of Values Interest Rate.) A detailed statement of the method of computing values and net single premiums has been filed with the Insurance Department of the state in which the Policy is delivered. All values are equal to or are in excess of the minimum values required by and all comply with the law of that state.

Periodic Reports
The Company will send you all reports required by law and regulation. Such reports will be sent once each year or more often if required by law or regulation. The annual report will include, as of the date for which the report is made: the Death Benefit; the Cash Value; any Policy Loan Balance; and any other required information. No annual reports will be sent while the Policy is in force under the Fixed Paid-Up Insurance Option or the Fixed Extended Term Insurance Option.

Expense and Mortality Experience
The Company guarantees that the benefits and values under this Policy will not be adversely affected by expense and mortality experience.

Postponement of Variable Benefits
The Company can postpone the determination of and the payment or transfer of amounts based on separate investment account performance if:

 .    The New York Stock Exchange is closed for trading; or

 .    The Securities and Exchange Commission determines that a state of emergency exists which may make payment or transfer impractical; or

 .    The New England Zenith Fund or its successor is ordered by the Securities and Exchange Commission to postpone payment or transfer of variable benefits.

Postponement of Loans and Surrender Under Fixed Lapse Options
If the Policy is in force under the Fixed Paid-Up or Fixed Extended Term Insurance Option, the Company can postpone payment of the Net Cash Value for not more than six months after surrender. If payment is postponed for more than 30 days it will be credited with interest from the date of surrender. The rate of interest will be determined each year by the Company; but the rate will not be less than 3 1/2% per year.

If the Policy is in force under the Fixed Paid-Up Insurance Option, the Company can postpone the making of any Policy Loan for not more than six months from the day you apply, except Loans to pay premiums on policies issued by the Company.

5.   Premiums

Payment
Premiums are your scheduled payments to the Company for the Policy. Payments can be made at the Administrative Office of the Company or at any Agency of the Company. A receipt for payment signed by the Secretary of the Company will be furnished on request. The Policy will not be in force until the first premium is paid.

Amount and Frequency
Annual premiums for the Policy and for any Riders are shown in Section 1. Payments can be semi-annual or quarterly or can be at any other frequency agreed to by the Company. Payment is due in advance on the first day of each payment period, starting on the Policy Date. Future Cash Values and Death Benefits can be permanently affected:

 .     By payment of premiums at a frequency other than annual; and

 .     By changing the frequency of payment of premiums.

No premium will be due or payable for any period after the death of the Insured.

The Company will send you a bill 25 days before the premium due date if you pay premiums at an annual, semi-annual or quarterly frequency. The bill will show: the premium due; any policy loan interest due; and any planned Unscheduled Payment, if the premium due date is a policy anniversary. If you submit the bill with a payment, the premium due will be paid, if the payment is large enough. The amount of the payment which is in excess of the premium due will be used to pay any policy loan interest due. Any remaining amount will be an Unscheduled Payment. (See Section 6.) If you submit a payment without a bill, the payment will be deemed to be the premium due if: the payment is received in the period between 25 days prior to the premium due date and 31 days after the premium due date; and the payment is large enough to pay the premium due. The amount of the payment which is in excess of the premium due will be used to pay any policy loan interest due; any remainder will be an Unscheduled Payment. (See
Section 6.)

If you pay premiums at any other frequency, each payment will be credited as agreed to by you and the Company.

Grace Period

There is a grace period of 31 days in which to pay a premium due, without interest, after its due date. The insurance remains in force during the grace period. There is no grace period for the first premium.

Option for Automatic Premium Payment by Policy Loans
If this Option has been elected in writing, and if a premium is not paid by the end of its grace period, a premium will be paid automatically to the next quarterly due date by using any available Loan Value of the Policy. (See Section 12.) If the unpaid premium is an annual or a semiannual premium, it will be paid in full, if possible. If the amount available is not sufficient to pay a premium to the next quarterly due date, no premium will be paid. Loan interest will be charged on automatic Policy Loans from the due date of the premium. You can elect or cancel this Option at any time.

Premium Adjustment at Death
The pro rata portion of any premium paid for a period beyond the date of death will be added to the policy proceeds. This adjustment does not apply to Variable Paid-Up, Fixed Paid-Up or Fixed Extended Term Insurance.

If the Insured dies during the grace period of an unpaid premium, a pro rata premium to the date of death will be deducted from the policy proceeds.

6.   Unscheduled Payments

Unscheduled Payments
Unscheduled Payments can be made at any time subject to the following:

 .     The Policy must be in force on a premium paying basis; and

 .     The premiums for the Policy and any riders are not being waived under any
      Waiver of Premiums Rider attached to the Policy; and

 .     No Unscheduled Payment can be less than $25; and

 .     If an Unscheduled Payment would increase the Death Benefit by more than it would increase the Cash Value, proof that the Insured is insurable and the Company's consent will be required; and

 .     If the Policy is in a Rated Class, the Company's consent will be required.

Unscheduled Payments will not be waived by the Company under any Waiver of Premiums Riders attached to the Policy.

The net Unscheduled Payment will be equal to the Unscheduled Payment less 8%. Each net Unscheduled Payment will be invested in the Account as of the date it is received by the Company at its Administrative Office. There is no grace period for Unscheduled Payments.

If the Policy lapses and you made an Unscheduled Payment during the grace period of the premium in default, the amount of the Unscheduled Payment will be refunded to you.

7.   The Variable Account

The Variable Account
The Variable Account (called "the Account") is a separate investment account established by the Company in accordance with Delaware law. The assets of the Account are owned by the Company. The assets of the Account will be used to provide values and benefits under this Policy and similar policies; but the Account is not chargeable with liabilities arising out of any other business the Company may conduct.

Sub-Accounts
The Account consists of sub-accounts, each of which is invested in shares of one portfolio of the New England Zenith Fund or its successor. Shares of a portfolio are purchased for a sub-account at their net asset value.

The Policy's first investment in the Account is made as of the latest of:

 .     The Policy Date;
 .     The date of Part II of the Application; and
 .     The date the first premium is received by the Company.

The Policy's Cash Value will be transferred to the sub-accounts you elected as of the later of: 45 days after Part I of the Application is signed; and 10 days after the Company mails the separate Notice of Withdrawal Right. Before this transfer, the values and benefits of the Policy will depend on the net investment performance of the Money Market sub-account.

Each future net premium will be invested in the sub-accounts as of its due date. Each net Unscheduled Payment will be invested in the sub-accounts as of the date it is received by the Company at its Administrative Office.

Each distribution of income, dividends and capital gains from a portfolio to the Account will be reinvested for the benefit of the owners of the policies at net asset value in shares of the portfolio which made the distribution.

The Cash Value of the Policy at any time cannot be allocated among more than 10 sub-accounts, except with the consent of the Company.

The values and benefits of a policy depend on the investment performance of the portfolios in which the sub-accounts are invested. The Company does not guarantee the investment performance of the portfolios. You bear the investment risk for amounts invested for your Policy.

Election of Sub-Accounts
You elect the sub-accounts in which future net premiums and future net Unscheduled Payments are to be invested. (See Section 1 for net annual premiums.) You can change the election for future premiums and future Unscheduled Payments at any time by notice to the Company. The portion to be applied to each sub-account elected must be a whole percent not less than 10.

The portfolios as of the Date of Issue are listed in the then current prospectus for the Account.

Change in Portfolios
The Company can add or remove portfolios as sub-account investments as permitted by law. When a change is made, the Company will send you: a revised prospectus for the Account which will describe all of the portfolios then in the New England Zenith Fund; and any notice required by law.

When a portfolio is removed, the Company has the right to substitute a different portfolio in which the sub-account will then invest:

 .    The value of the removed portfolio; and
 .    Future  net  premiums  and  future net Unscheduled Payments applied to that sub-account.

Transfer Option
After the Right to Return the Policy period you can transfer all or a portion of the Policy's existing share of a sub-account to another sub-account. Requests for transfers can be made in writing or by telephone. The Company is not responsible for the authenticity of transfer instructions received by telephone. Transfers will be subject to a limit of 4 in each policy year, except with the consent of the Company.

Change of Investment Policy
The investment policy of the Account will not be changed unless: (a) the change has been approved by the Insurance Commissioner of the state of Delaware; and
(b) a statement of the approval process has been filed with the Insurance Department of the state in which this Policy is delivered. If the investment policy of the Account is changed, the Company will give you written notice of the change. You can then choose to exchange this Policy for a new policy which has a fixed death benefit. The exchange will be on the same basis as that described in the Exchange of Policy section. If you choose to make the exchange, the request for the exchange must be made within 60 days of the later of: (a) the effective date of the investment policy change; or (b) the date you receive the notice of the change.

Rights Reserved by the Company
The Company reserves the right to take certain actions subject to compliance with law including, if required, the approval of the owners of the policies. These actions are: (a) to create new investment accounts; (b) to combine any two or more separate investment accounts, including the Account; (c) to invest some or all of the assets of the Account other than in the New England Zenith Fund;
(d) to operate the Account as a management investment company and to charge investment advisory fees under the Investment Company Act of 1940 or to operate the Account in any other form permitted by law; and (e) to deregister the Account under the Investment Company Act of 1940 if registration is no longer required.

8.   Nonpayment of Premiums

Lapse of Policy
Any premium which is not paid by its due date is in default. If it remains unpaid at the end of its 31-day grace period and is not paid automatically under the Option in Section 5, the Policy will lapse. If the Policy lapses to Fixed Paid-Up Insurance or Fixed Extended Term Insurance, it will not be affected by the investment performance of the Account.

Lapse Options
If the Policy lapses because a premium is not paid, any Net Cash Value of the Policy less the amount of each partial surrender and partial withdrawal made during the grace period of the premium in default will be: transferred from the Account to the general account of the Company and used to continue the Policy in force either as Fixed Paid-Up Insurance or Fixed Extended Term Insurance as stated below; or kept in the Account and used to continue the Policy in force as Variable Paid-Up Insurance as stated below. Any Riders will lapse unless otherwise stated in the Rider. Any Policy Loan Balance will terminate when the Net Cash Value is used for this purpose.

Election of Lapse Option
If the Policy is in a Standard Policy Class (see Section 1) and is not issued in connection with a pension plan, the use of the Fixed Extended Term Insurance Option at lapse will be automatic unless you elect the Fixed Paid-Up Insurance

Option or the Company consents to your election of the Variable Paid-Up Insurance Option. You can make or change your election at any time in writing, but not later than 60 days after the due date of the premium in default. Unless Variable Paid-Up Insurance applies:

 .    If the Net Cash Value less the amount of each partial surrender and partial withdrawal made during the grace period of the premium in default will provide an amount of Fixed Paid-Up Insurance equal to or greater than the amount of Fixed Extended Term Insurance, the Fixed Paid-Up Insurance Option will be used; and

 .    If the Insured dies within 60 days after the due date of the premium in default, the Fixed Option which will provide the greater death benefit will be used.

Fixed Extended Term Insurance is not available:
if the Policy is in other than a Standard Policy Class; or if the Policy is issued in connection with a pension plan.

Fixed Paid-Up Insurance Option
Fixed Paid-Up Insurance is permanent life insurance for a level amount with no further premiums due. It has increasing Cash Values and Loan Values. The amount of Fixed Paid-Up Insurance is payable at the death of the Insured.

Fixed Paid-Up Insurance will be provided by using the Net Cash Value of the Policy less the amount of each partial surrender and partial withdrawal made during the grace period of the premium in default as a net single premium at the age of the Insured on the due date of the premium in default.

Fixed Extended Term Insurance Option
(Available only if the Policy is in a Standard Policy Class and is not issued in connection with a pension plan.) Fixed Extended Term Insurance is life insurance for a level amount for a limited term with no further premiums due. It has Cash Values, but no Loan Value. The amount of Fixed Extended Term Insurance is payable only if the Insured dies prior to the end of the term.

Fixed Extended Term Insurance will be provided by using the Net Cash Value of the Policy less the amount of each partial surrender and partial withdrawal made during the grace period of the premium in default as a net single premium at the age of the Insured on the due date of the premium in default. The amount of Fixed Extended Term Insurance will equal the Death Benefit of the Policy on the due date of the premium in default.

Variable Paid-Up Insurance Option
Variable Paid-Up Insurance is available:

 .    If the Company consents to your election of the Variable Paid-Up Insurance
     Option; and

 .    If the Initial Amount of Variable Paid-Up Insurance is at least $5,000.

If the Company has consented to your election of this Option and the Initial Amount of Variable Paid-Up Insurance is less than $5,000, Fixed Paid-Up Insurance will be provided.

Variable Paid-Up Insurance is permanent life insurance with no further premiums due. The Initial Amount of Variable Paid-Up Insurance will be determined by using the Net Cash Value less the amount of each partial surrender and partial withdrawal made during the grace period of the premium in default as a net single premium at the age of the Insured on the due date of the premium in default.

The Death Benefit will be equal to: the greater of the Variable Death Benefit and the Initial Amount of the Variable Paid-Up Insurance; less any Policy Loan Balance. The Variable Death Benefit for the first policy month after lapse is equal to the Initial Amount. The Variable Death Benefit for each later policy month is adjusted on the first day of that policy month. For each policy month after the first, the Variable Death Benefit:

 .    Will increase if the Policy's Actual Investment Return for the Period plus any cost of insurance adjustment is greater than the Base Investment
     Return;

 .    Will remain the same if the Policy's Actual Investment Return for the
     Period plus any cost of insurance adjustment is equal to the Base Investment Return; and

 .    Will decrease if the Policy's Actual Investment Return for the Period plus any cost of insurance adjustment is less than the Base Investment Return. (See Actual Investment Return and Base Investment Return, Section 10.)

The amount by which the Variable Death Benefit will change each policy month is equal to:

 .    The dollar amount by which the Policy's Actual Investment Return for the
     Period plus any cost of insurance adjustment is greater or less than its Base Investment Return;
                                  DIVIDED BY

 .    The Net Single Premium per $1.00 of Variable Death Benefit at the age of
     the Insured on the first day of the policy month.

The cost of insurance adjustment, if any, to be added to the Policy's Actual Investment Return for the Period to compute the Variable Death Benefit is equal to the difference between the maximum guaranteed cost of insurance and the actual cost of insurance for the Policy.

Variable Paid-Up Insurance has Cash Values and Loan Values. The Cash Value and Loan Value can increase or decrease on a daily basis, depending on the separate account performance. (See Actual Investment Return, Section 10.)

The Cash Value of the Variable Paid-Up Insurance is equal to the total of the Policy's share of the elected sub-accounts and the amount of any assets transferred to the general investment account of the Company because of Policy Loans. (See Section 12.) The amount of the Cash Value depends on investment performance, cost of insurance charges, transfers among sub-accounts, and Policy Loans.

The cost of insurance is deducted from the Cash Value:

 .    On the last day of each policy month; and

 .    On the date the Policy is surrendered if it is other than the last day of the policy month.

The cost of insurance will be deducted in the same proportion as the Policy is invested in the sub-accounts.

The cost of insurance depends on the cost of insurance rate at the time of the deduction and on the difference between the Variable Death Benefit and the Cash Value on the last day of the month. The cost is pro rated in the event of surrender during a policy month. (See Cost of Insurance Rates, Section 10.)

If a Policy Loan Balance exists and the Net Cash Value is not enough to cover the cost of insurance, the difference will be treated in the same manner as an excess Policy Loan. (See Section 12.)

The Loan Value of the Variable Paid-Up Insurance is described in Section 12.

9.    Reinstatement After Lapse

Reinstatement
The Policy and Riders can be reinstated at any time. (See Limitations on Reinstatement below.) Reinstatement will be subject to:

 .     Application to reinstate; and

 .     Proof that the Insured is then insurable if reinstatement is applied for more than 31 days after the end of the grace period of the premium in default; and

 .     Payment, while the Insured is living, of the cost to reinstate; and

 .     Payment or reinstatement of any Policy Loan Balance on the due date of the premium in default, plus interest that would have accrued if the Policy had not lapsed; and

 .     Payment or reinstatement of each partial surrender and partial withdrawal made during the grace period of the premium in default.

The cost to reinstate is the greater of: (a) each unpaid premium plus interest at the rate of 5% per year compounded yearly; and (b) 110% of any increase in the Cash Value as the result of the reinstatement plus each unpaid Rider premium with interest at the rate of 5% per year compounded yearly.

If Fixed Extended Term Insurance is in force under Section 8, and there are at least five years of the term left, proof of insurability will not be required to reinstate the Policy; but it may be required to reinstate Riders.

Policy Loans may have been made while the Policy is in force as paid-up insurance. (See Section 8.) If the Loans are not repaid, they will continue in force after the Policy is reinstated.

Limitations on Reinstatement
The Policy and Riders cannot be reinstated, except with the consent of the
Company:

 .    If more than seven years have passed since the due date of the premium in default; or

 .    If the Policy has been surrendered for its Net Cash Value. (See Section
     10.)

Any Rider which provides life or disability insurance on a person other than the Insured can be reinstated only as stated in the Rider.

10.  Cash Value of the Policy

Surrender of the Policy
You can surrender the Policy for its Net Cash Value at any time by notice to the Company in writing. Upon surrender, the Policy will terminate. The Net Cash Value will be paid to you in one sum, unless you elect in writing to apply all or part of the Value to any Payment Option. (See Payment of Benefits, Section 15.)

Net Cash Value
The Net Cash Value of the Policy is equal to:

 .    The Cash Value of the Policy;
              LESS

 .    Any Policy Loan Balance;
              LESS

 .    Any Surrender Charge. (See Section 3.)

Cash Value
Before the initial transfer to the elected sub-accounts, the Cash Value of the Policy will depend on the net investment performance of the Money Market sub-account. Thereafter, the Cash Value of the Policy if all premiums due have been paid is equal to the total of the Policy's share of the elected sub-accounts and the amount of any assets transferred to the general investment account of the Company because of Policy Loans. (See Section 12.)

The amount of the Cash Value depends on: the frequency and amount of net premiums; the frequency and amount of net Unscheduled Payments; investment performance; Monthly

Deductions; cost of insurance charges; partial surrenders; partial withdrawals; transfers among sub-accounts; and Policy Loans. The Cash Value can increase or decrease on a daily basis, depending on the actual investment performance of the elected sub-accounts. (See Actual Investment Return below.)

For 60 days after the due date of a premium in default, the Cash Value will not be less than the Cash Value on the due date plus or minus the Actual Investment Return from the due date to the date of the calculation.

If the Policy is in force under the Fixed Paid-Up Insurance Option or the Fixed Extended Term Insurance Option, the Cash Value of the Policy on any date is equal to the net single premium which would be required to provide the insurance at the age of the Insured on that date. For 31 days after each policy anniversary, the Cash Value will not be less than on the anniversary.

The Cash Value of the Policy is not increased by the Cash Value of any Rider, unless stated in the Rider.

Monthly Charges
If the Policy is not lapsed, monthly charges for the Monthly Deduction and the cost of insurance are deducted from the Cash Value of this Policy on the first day of each policy month for that policy month. The monthly charges will be made, whether or not premiums are paid, as long as the Net Cash Value is sufficient to pay the entire monthly charges. The monthly charges will be deducted in the same proportion as the Policy is invested in the sub-accounts.

If a Policy Loan Balance exists and the Net Cash Value is not enough to cover the monthly charges, the difference will be treated in the same manner as an excess Policy Loan. (See Section 12.)

The Monthly Deduction consists of an administrative charge and a minimum death benefit guarantee charge. The amount of the Monthly Deduction due for a policy month is equal to:

 .    0.000025 times the Face Amount;
                  PLUS

 .    0.000035 times the Face Amount, if the Policy is in the first policy year.

The monthly cost of insurance is equal to: the amount at risk; times the cost of insurance rate for that month. The amount at risk is equal to:

 .    The Death Benefit on the first day of the policy month discounted at the monthly equivalent of 5% per year;
                LESS

 .    The Cash Value on the first day of the policy month after the Monthly
     Deduction has been processed.

Cost of Insurance Rates
The cost of insurance rates for each policy month are based on: the sex of the Insured; the underwriting class of the Insured; and the age of the Insured on the first day of the policy year. The rates will be determined by the Company each year on the policy anniversary, based on the expectations of the Company as to future experience. The rates are guaranteed for one year. The rates are guaranteed not to be greater than those based on the mortality table for the Policy. (See Basis of Values.)

Partial Withdrawal and Partial Surrender
If Death Benefit Option 1 is in effect, you can make a partial withdrawal, if the Company consents, if the Death Benefit is greater than the Face Amount of the Policy. If there is no Policy Loan Balance, the partial withdrawal is limited to: the Cash Value; less the Face Amount times the net single premium at the Insured's attained age. If there is a Policy Loan Balance, the amount of the partial withdrawal will be further limited to prevent the Policy Loan Balance from exceeding the Loan Value of the Policy.

If Death Benefit Option 2 is in effect, you can make a partial withdrawal, if the Company consents. If there is no Policy Loan Balance, the partial withdrawal is limited to the Cash Value less the Tabular Value. (See Section 2.) If there is a Policy Loan Balance, the amount of the partial withdrawal will be further limited to prevent the Policy Loan Balance from exceeding the Loan Value of the Policy.

A partial withdrawal will result in a decrease in Death Benefit and Cash Value. The Face Amount, premiums and Surrender Charge will not change. A partial withdrawal will reduce the Policy's share of the sub-accounts proportionately, unless you request otherwise.

You may make a partial surrender if the Company consents. A Surrender Charge will be applied if you make a partial surrender. (See Section 3.) A partial surrender will result in a decrease in Cash Value, premiums, Face Amount, and Tabular Value. The Face Amount which will remain after the partial surrender must not be less than the Company's published minimum, except with the consent of the Company.

The Company will subtract the amount of each partial withdrawal and partial surrender taken during the grace period of a premium in default from the Net Cash Value used to determine the value of the Policy at lapse.

Monthly Cost of Insurance Adjustment At Surrender
The pro rata portion of any monthly cost of insurance deduction made for a period beyond the date of surrender will be added to the surrender proceeds.

Base Investment Return
The Policy has a Base Investment Return for each elected sub-account for each Valuation Period. The Policy's Base Investment Return is the amount which would be earned by the Policy's share of the sub-account if its investment performance was at a rate equivalent to 5% per year compounded monthly. The Base Investment Return is used in the determination of: the Tabular Value; and the Variable Death Benefit under the Variable Paid-Up Insurance Option.

Actual Investment Return
The Policy's Actual Investment Return for each sub-account for each Valuation Period is equal to (a) minus (b); where:

 .    (a)  is equal to the Policy's share of the sub-account as of the end of the
          Valuation Period;
                 PLUS

     the monthly charges deducted in the Valuation Period;
                 MINUS

     any net premium and net Unscheduled Payment credited during the Valuation Period;
                 PLUS

     the total of the partial surrenders and partial withdrawals made during the Valuation Period;
                 PLUS

     the interest credited during the Valuation Period to any borrowed portion of the Policy's Cash Value;
                 PLUS or MINUS
     a charge or credit for the Policy's share of any reserve for taxes which the Company determines to apply to the sub-account; and

 .    (b)  is equal to the Policy's share of the sub-account for the most recent
          Valuation Period;
                 PLUS or MINUS

     a charge or credit for the Policy's share of any reserve for taxes which the Company determines to apply to the sub-account.

There is a daily charge for mortality risk and expense risk against the Policy's share of the sub-accounts. This charge is equivalent to .60% per year.

Valuation Periods and Valuation Dates
A Valuation Period for each sub-account is a period:

 .    Which starts on a Valuation Date; and

 .    Which ends on the next succeeding Valuation Date.

Each day the New York Stock Exchange is open for trading is a Valuation Date.

11.  Death Benefit

Death Benefit
The amount of the Death Benefit will depend on the Death Benefit Option in effect on the date of death. The amount payable will be reduced by any Policy Loan Balance on the date of death.

Death Benefit Option
This Policy offers two Death Benefit Options. The Death Benefit Option will be as elected in the Application. The Death Benefit Option is shown in the Policy Schedule.

Option 1
The Death Benefit on the date of death is equal to:

 .    The Face Amount shown in Section 1; or, if greater,

 .    The Cash Value divided by the net single premium at the attained age of the
     Insured.

Option 2
The Death Benefit on the date of death is equal to:

 .    The Face Amount shown in Section 1 plus any excess of the Cash Value over the Tabular Value; or, if greater,

 .    The Cash Value divided by the net single premium at the attained age of the
     Insured.

12.  Policy Loans

Policy Loans
After the Right to Return the Policy period you can borrow all or part of the Loan Value of the Policy from time to time by written application to the Company. Policy Loans are made on the sole security of the Policy. The amount available to be borrowed at any time is equal to the Loan Value less any Policy Loan Balance at that time. Policy Loans may be charged automatically against the Policy to pay premiums. (See Option for Automatic Premium Payment, Section 5.) Policy Loans will reduce the Policy's share of the sub-accounts proportionately, unless you request otherwise. Assets equal to the amount of the Loan:

 .    Will be transferred to the general investment account of the Company; and

 .    Will earn interest at the effective rate per year of 1% less than the
     Policy Loan interest rate.

Policy Loans, whether or not repaid, can have a permanent effect on Cash Values and Death Benefits.

Loan Value
While the Policy is invested in the Account, the Loan Value of the Policy is the amount which with loan interest will equal: 90% of the Cash Value of the Policy projected to the next policy anniversary or, if earlier, to the next premium due date; less the Surrender Charge on the next loan interest due date or, if greater, on the date the loan is made. The Cash Value will be projected with interest at the effective rate per year of 1% less than the Policy Loan interest rate.

If the Policy is in force under the Fixed Paid-Up Insurance Option, the Loan Value is the amount which with loan interest will equal the Cash Value of the Policy on the next loan interest due date. The Policy has no Loan Value while it is in force as Fixed Extended Term Insurance. (See Section 8.)

Interest on Loans; Policy Loan Balance
Policy Loans bear interest as shown in Section 1. Interest accrues daily. The Policy Loan Balance at any time means Policy Loans outstanding plus interest accrued to date. Loan interest is due each year on the premium anniversary date. Loan interest not paid when due will be added to the Loan and will bear interest.

Repayment of Loans
Policy Loans may be repaid to the Company at any time in whole or part. Loan repayments will be allocated in the same proportion as the Policy is invested in the sub-accounts, unless you request otherwise. A Policy Loan is a charge against the Policy. The proceeds of the Policy will be reduced by any Policy Loan Balance on the date of death of the Insured. If the Policy Loan Balance at any time exceeds the Cash Value of the Policy less the Surrender Charge on the next loan interest due date or, if greater, on the current Valuation Date, the Company will mail a notice to you and to any assignee. The notice will be mailed to the addresses on record with the Company. If the excess amount is not paid to the Company within 31 days after mailing of the notice, the Policy will terminate without value.

13.  Exchange of Policy

Exchange of Policy
Within 24 months after its Date of Issue, you can exchange this Policy, if all premiums due have been paid, for a policy which provides fixed benefit insurance. The new policy will be issued:

 .    By New England Mutual Life Insurance Company;

 .    On any plan of Whole Life or Endowment insurance with a level face amount issued by New England Mutual Life Insurance Company on the Policy Date;

 .    With the same Insured, Age, Policy Date, Face Amount and underwriting class as this Policy;

 .    Subject to any cost or credit and the repayment of any Policy Loan Balance;
     and

 .    Subject to any assignments of this Policy, and limitations on this Policy stated in Riders.

Riders which provide benefits that are the same as those provided by riders on this Policy will be attached to the new policy, if they are available.

Change Cost or Credit
Any change cost or credit will be quoted by the Company on request.

A detailed statement of the method of computing the change cost or credit has been filed with the Insurance Department of the state in which the Policy is delivered.

14.  Owner and Beneficiary

Owner
The Owner of the Policy is named in the Application. (See copy attached.) However, the Owner can be changed from time to time. The new Owner will succeed to all rights of the Owner, including the right to make a further change of Owner. At the death of the Owner, his or her estate will be the Owner, unless a successor Owner has been named. In this Policy "you" means the Owner, whether the Owner is an individual, a partnership, a corporation, a fiduciary or any other legal entity. The rights of the Owner will terminate at the death of the Insured, except for Payment of Benefits. (See Section 15.)

Beneficiary
The Beneficiary is named in the Application. (See copy attached.) However, the Beneficiary can be changed from time to time before the death of the Insured. The Beneficiary has no rights in the Policy until the death of the Insured. An individual must survive the Insured to qualify as Beneficiary. If none survives, the proceeds will be paid to the Owner. The Beneficiary can also be a corporation, a partnership, a fiduciary or any other legal entity.

Change of Owner or Beneficiary
A change of Owner or Beneficiary must be in written form satisfactory to the Company, and must be dated and signed by the Owner who is making the change. The change will be subject to all payments made and actions taken by the Company under the Policy before the signed change form is received by the Company at Its Administrative Office.

Assignments
An absolute assignment of the Policy by the Owner is a change of Owner and Beneficiary to the assignee. A collateral assignment of the Policy by the Owner is not a change of Owner or Beneficiary; but their rights will be subject to the terms of the assignment. Assignments will be subject to all payments made and actions taken by the Company before a signed copy of the assignment form is received by the Company at its Administrative Office. The Company will not be responsible for determining whether or not an assignment is valid.

Designation of Owner and Beneficiary
A numbered sequence can be used to name successive Owners or Beneficiaries. Co-Beneficiaries will receive equal shares unless otherwise stated.

In naming Owners or Beneficiaries, unless otherwise stated:

 .    "Child" includes an adopted or posthumous child;

 .    "Provision for issue" means that if a Beneficiary does not survive the
     Insured, the share of that Beneficiary will be taken by his or her living issue by right of representation; and

 .    A family relation such as "wife, "husband," or "child" means the relation to the Insured.

At the time for payment of benefits the Company can rely on an affidavit of any Owner or other responsible person to determine family relations or members of a class.

15.  Payment of Benefits

Payment
The policy proceeds will be paid in one sum, unless you elect to apply all or part of the proceeds to any Payment Option. (See Section 16.) The Company will pay interest on the proceeds from the date they become payable to the date of payment in one sum, or to the Option Date. The rate of interest will be determined each year by the Company; but the rate on death and maturity proceeds will not be less than that required by law and the rate on other proceeds will not be less than 3 1/2% per year. The interest payable on surrender proceeds is described in Section 4.

Election of Payment Options; Option Date
The election of a Payment Option and the naming of the Payee must be in written form satisfactory to the Company. You can make or change or revoke the election from time to time before the death of the Insured. The Option Date is the effective date of the Payment Option, as stated in the election.

Payee
A Payee is any individual, corporation, partnership, fiduciary or any other legal entity entitled to receive payment in one sum or under a Payment Option.

Election By Payees
Any proceeds payable in one sum at the death of the Insured, or upon surrender of the Policy, can be applied to any Payment Option at the election of the Payee. Further, subject to the consent of the Company, any Payee who is entitled to receive proceeds in one sum at the expiration of a Payment Option, or at the death of a prior Payee, or upon withdrawal of the proceeds, can elect to apply the proceeds to a Payment Option.

Rights of Payees
In the election of a Payment Option the right can be given to the Payee:

 .    To withdraw principal and interest under the Fourth or Fifth Option; or

 .    To withdraw the commuted value of payments certain under the First, Second or Sixth Option.

Payments under the Life Income Options cannot be commuted, except for payments certain. No Payee can assign, commute or withdraw the payments under any Payment Option, unless the right is reserved in the election of the Option.

Limitations
If installments under an Option are less than $20, proceeds can be applied to a Payment Option only with the consent of the Company.

Life Income Options
Guaranteed Life Income Options are based on the age of the Payee on the Payee's birthday nearest the Option Date. The Company will require proof of age. The Life Income Payments will be based on the rates shown in the Life Income Tables (Section 17), or on the Payment Option rates of the Company on the Option Date, whichever rates are more favorable to the Payee. If the rates at a given age are the same for different periods certain, the longest period certain will be deemed to have been elected.

Purchase of Increased Life Income Benefits
On the Option Date a one sum purchase payment can be made to the Company to add to the proceeds being applied to any Life

Income Option. The portion of Life Income payments purchased in this way will be based on the Payment Option rates of the Company on the Option Date, which may not be the rates shown in the Life Income Tables (Section 17). The purchase payment will be limited to the Company's published maximum for single premium immediate annuities on the Option Date. A portion of the purchase payment may be used by the Company to pay premium taxes on the purchase payment.

Death of Payee
Amounts to be paid after the death of a Payee under a Payment Option will be paid as due to the surviving or next succeeding Payee. If no Payee survives, amounts to be paid in one sum, or the commuted value of any unpaid payments certain, will be paid in one sum to the estate of the last Payee to die. If a Payee under a Life Income Option dies within 30 days after the Option Date, the amount applied to the Option, less any payments made, will be paid in one sum, unless a Payment Option is elected.

Commutation Rate
The interest rate used to compute the commuted value of any unpaid payments certain:

 .    Under the First Option will be 3 1/2% per year; and

 .    Under the Life Income Options will be the rate used by the Company in computing the amount of the monthly payments.

16.  Payment Options

Payment Options
You can elect to have all or part of the policy proceeds applied to provide payments under any one of the following Options, subject to Section 15, Payment of Benefits.

First Option: Income for a Specified Number of Years
The Company will make equal monthly payments which will include both principal and interest. Payments will begin on the Option Date and will continue for the number of years elected; the number of years cannot be more than 30. Interest is at the rate of 3 1/2% per year compounded yearly. Additional interest paid by the Company for any year will be added to the monthly payments for that year.

Guaranteed monthly payments per $1,000 of proceeds applied to the First Option are shown below:


----------------------------------------------------------------
Number                   Number               Number
of Years                of Years             of Years
----------------------------------------------------------------
   1     $84.65            11       $9.09       21       $5.56
   2      43.05            12        8.46       22        5.39
   3      29.19            13        7.94       23        5.24
   4      22.27            14        7.49       24        5.09
   5      18.12            15        7.10       25        4.96
   6      15.35            16        6.76       26        4.84
   7      13.38            17        6.47       27        4.73
   8      11.90            18        6.20       28        4.63
   9      10.75            19        5.97       29        4.53
  10       9.83            20        5.75       30        4.45

Second Option: Life Income
The Company will make equal monthly payments. Payments will begin on the Option Date and will continue:

 .     During the life of the Payee, with no further payment after the death of the Payee, called "Life Income, No Refund"; or

 .     During the life of the Payee, but for at least 10 years, called "Life
      Income, 10 Years Certain"; or

 .     During the life of the Payee, but for at least 20 years, called "Life
      Income, 20 Years Certain."

Third Option: Life Income with Refund

The Company will make equal monthly payments. Payments will begin on the Option Date and will continue during the life of the Payee. At the death of the Payee, if the total of the payments made is less than the total proceeds applied to the Option, then:

 .    The difference will be paid In one sum, called "Life Income, Cash Refund";
     or

 .    The equal monthly payments will continue until the total payments are equal to the total proceeds applied to the Option, called "Life Income, Instalment Refund."

Fourth Option: Interest
The Company will hold the proceeds at interest during the life of the Payee or for any other period agreed to by the Company. Interest on proceeds:

 .    Will be paid each month to the Payee beginning one month after the Option
     Date; or

 .    Will be added to the principal amount each year and will earn interest.

At the death of the Payee, or at the end of the period agreed to, the balance of principal and any accrued interest will be paid in one sum. The rate of interest will be determined each year by the Company; but the rate will not be less than 3 1/2% per year.

Fifth Option: Specified Amount of Income
The Company will make equal monthly payments which will include both principal and interest. Payments will be in the amount elected. Payments may be quarterly or at any other frequency elected, and payments may be in variable amounts, all subject to the consent of the Company. Payments will continue until the balance is fully paid out. At the death of the Payee any unpaid balance and accrued interest will be paid in one sum. The rate of interest will be determined each year by the Company; but the rate will not be less than 3 1/2% per year. Interest will be added each year to the principal and will earn interest.

Sixth Option: Life Income for Two Lives
The Company will make equal monthly payments. Payments will begin on the Option Date and will continue:

 .    While either of two Payees is living, called "Joint and Survivor Life
     Income"; or

 .    While either of two Payees is living, but for at least 10 years, called
     "Joint and Survivor Life Income, 10 Years Certain"; or

 .    While two Payees are living; and after the death of one Payee, two-thirds of the monthly amount while the other Payee is living, called "Joint and 2/3 to Survivor Life Income."

17.  Life Income Tables

Life Income Tables
Guaranteed monthly payments per $1,000 of proceeds applied to the Life Income Options are shown below:

--------------------------------------------------------------------------------
Second and Third Options: Life Income

--------------------------------------------------------------------------------
Age of    No          10 Years     20 Years     Cash       Installment
Payee     Refund      Certain      Certain      Refund     Refund

--------------------------------------------------------------------------------
 *15       $3.19         $3.19        $3.19      $3.18        $3.19
  16        3.21          3.20         3.20       3.19         3.20
  17        3.22          3.22         3.21       3.21         3.21
  18        3.23          3.23         3.23       3.22         3.22
  19        3.25          3.24         3.24       3.23         3.24
  20        3.26          3.26         3.25       3.25         3.25
  21        3.27          3.27         3.27       3.26         3.26
  22        3.29          3.29         3.28       3.28         3.28
  23        3.31          3.30         3.30       3.29         3.29
  24        3.32          3.32         3.31       3.31         3.31
  25        3.34          3.34         3.33       3.32         3.33
  26        3.36          3.36         3.35       3.34         3.35
  27        3.38          3.37         3.37       3.36         3.36
  28        3.40          3.39         3.39       3.38         3.38
  29        3.42          3.41         3.41       3.40         3.40
  30        3.44          3.44         3.43       3.42         3.42
  31        3.46          3.46         3.45       3.44         3.44
  32        3.49          3.48         3.47       3.46         3.47
  33        3.51          3.51         3.50       3.49         3.49
  34        3.54          3.53         3.52       3.51         3.52
  35        3.56          3.56         3.55       3.54         3.54
  36        3.59          3.59         3.58       3.56         3.57
  37        3.62          3.62         3.60       3.59         3.60
  38        3.66          3.65         3.63       3.62         3.63
  39        3.69          3.69         3.67       3.65         3.66
  40        3.73          3.72         3.70       3.68         3.69
  41        3.76          3.76         3.73       3.71         3.72
  42        3.80          3.79         3.77       3.75         3.76
  43        3.84          3.84         3.80       3.78         3.79

  44        3.89          3.88         3.84       3.82         3.83
  45        3.93          3.92         3.88       3.86         3.87
  46        3.98          3.97         3.92       3.90         3.91
  47        4.03          4.02         3.97       3.94         3.96
  48        4.08          4.07         4.01       3.99         4.00
  49        4.14          4.12         4.06       4.03         4.05
  50        4.20          4.18         4.11       4.08         4.10
  51        4.26          4.23         4.16       4.13         4.15
  52        4.32          4.30         4.21       4.19         4.21
  53        4.39          4.36         4.26       4.24         4.27
  54        4.46          4.43         4.32       4.30         4.33
  55        4.54          4.50         4.37       4.36         4.39
  56        4.62          4.58         4.43       4.43         4.46
  57        4.70          4.65         4.49       4.49         4.53
  58        4.79          4.74         4.56       4.57         4.60
  59        4.89          4.83         4.62       4.64         4.68
  60        4.99          4.92         4.68       4.72         4.76
  61        5.10          5.02         4.75       4.80         4.85
  62        5.22          5.12         4.82       4.89         4.94
  63        5.34          5.23         4.88       4.98         5.03
  64        5.47          5.35         4.95       5.07         5.13
  65        5.61          5.47         5.02       5.17         5.24
  66        5.76          5.60         5.08       5.28         5.35
  67        5.92          5.73         5.15       5.39         5.47
  68        6.10          5.87         5.21       5.51         5.59
  69        6.28          6.02         5.27       5.63         5.72

--------------------------------------------------------------------------------
Age of      No          10 Years      20 Years      Cash         Installment
Payee       Refund      Certain       Certain       Refund       Refund
--------------------------------------------------------------------------------
   70       $ 6.48         $6.17         $5.33        $5.76        $5.86
   71         6.70          6.33          5.38         5.89         6.00
   72         6.92          6.49          5.43         6.04         6.16
   73         7.17          6.66          5.48         6.19         6.32
   74         7.43          6.84          5.52         6.34         6.49
   75         7.71          7.02          5.56         6.52         6.67
   76         8.02          7.20          5.60         6.69         6.86
   77         8.34          7.38          5.63         6.87         7.06
   78         8.69          7.56          5.66         7.07         7.27
   79         9.07          7.75          5.68         7.27         7.50
   80         9.47          7.93          5.70         7.49         7.74
   81         9.90          8.11          5.71         7.73         7.99
   82        10.36          8.28          5.73         7.96         8.25
   83        10.86          8.45          5.73         8.11         8.53
   84        11.39          8.62          5.74         8.50         8.83
 **85        11.96          8.77          5.75         8.78         9.14

*and under  **and over

--------------------------------------------------------------------------------
Sixth Option: Life Income for Two Lives

--------------------------------------------------------------------------------
Age of One            Age of Other Payee
Payee         55            60            65           70           75
--------------------------------------------------------------------------------
                               Joint and Survivor

   55        $4.04         $4.17         $4.28        $4.37        $4.43
   60         4.17          4.36          4.53         4.68         4.79
   65         4.28          4.53          4.79         5.02         5.22
   70         4.37          4.68          5.02         5.38         5.71
   75         4.43          4.79          5.22         5.71         6.22
   80         4.47          4.87          5.37         5.98         6.68

--------------------------------------------------------------------------------

                     Joint and Survivor, 10 Years Certain

--------------------------------------------------------------------------------
   55        $3.96         $4.09         $4.20        $4.36        $4.42
   60         4.09          4.27          4.44         4.59         4.77
   65         4.20          4.44          4.69         4.91         5.09
   70         4.36          4.59          4.91         5.22         5.50
   75         4.42          4.77          5.09         5.50         5.88
   80         4.46          4.85          5.33         5.72         6.21

--------------------------------------------------------------------------------

                           Joint and 2/3 to Survivor

--------------------------------------------------------------------------------

   55        $4.37       $4.56        $4.76         $4.99          $5.23
   60         4.56        4.78         5.02          5.30           5.59
   65         4.76        5.02         5.33          5.67           6.03
   70         4.99        5.30         5.67          6.10           6.57
   75         5.23        5.59         6.03          6.57           7.18
   80         5.48        5.89         6.41          7.06           7.84


Payments for other ages will be quoted by the Company on request.

The rates shown above are based on an interest rate of 3 1/2% per year; and on mortality: using a 60/40 male/female weighting; based on the Individual Annuitant Mortality Table for 1983; and with projection on Scale G to the year 2000 and then on Scale B Modified to year 2010.

------------------------------------------------------------
Amendments and Endorsements (To be made only by the Company)

Please notify the Company of any change in your name or address. The Company will communicate with you at your address on record with the Company.

New England Variable Life Insurance Company
Administrative Office: 501 Boylston Street
Boston, Massachusetts 02117

Variable Life Policy

 .    The Death Benefit is payable at the death of the Insured.

 .    Premiums are payable to the Company for a specified period.

 .    Unscheduled Payments can be made.

 .    Values and benefits are affected by investment performance.

 .    The Policy does not participate in Dividends.